EXHIBIT 99.1

Chemung Financial Corporation Reports Annual Net Income of $19.6 Million, or $4.06 per Share, and Fourth Quarter Net Income of $5.7 Million, or $1.18 per Share

ELMIRA, N.Y., Jan. 23, 2019 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (the “Corporation”) (Nasdaq: CHMG), the parent company of Chemung Canal Trust Company (the “Bank”), today reported net income of $19.6 million, or $4.06 per share, for the full year of 2018, compared to $7.4 million, or $1.55 per share, for the full year of 2017.  Net income for the fourth quarter of 2018 was $5.7 million, or $1.18 per share, compared to a net loss of  $2.2 million, or ($0.45) per share, for the fourth quarter of 2017.

Anders M. Tomson, Chemung Financial Corporation CEO, stated:

“We are very pleased to report record earnings for 2018, which included a strong fourth quarter.  Our results for the year are a direct reflection of our focused approach to managing interest rate sensitivity, liquidity, and efficiency while positioning the balance sheet for 2019.  We are looking forward to the benefits of a stronger balance sheet and capital ratios that will provide us with the opportunity to support continued growth.  We enter 2019 sharing the optimism of our clients, and business and municipal leaders of the communities we serve, and are encouraged by the economic development opportunities provided by the upstate New York revitalization initiatives that are in process in many of our markets.”

Fourth Quarter Highlights1

  Net interest income increased $0.7 million, or 4.8%
  Provision for loan losses decreased $6.5 million, or 103.5%
  Total assets increased $47.7 million, or 2.8%
  Commercial loans increased $20.7 million, or 2.5%
  Deposits increased $101.8 million, or 6.9%
  Dividends declared during the fourth quarter of 2018 were $0.26 per share

A more detailed summary of financial performance follows.

1 Balance sheet comparisons are calculated for December 31, 2018 versus December 31, 2017.   Income statement comparisons are calculated for the fourth quarter of 2018 versus the fourth quarter of 2017.

2018 vs  2017

Net Interest Income:

Net interest income for the year ended December 31, 2018 totaled $60.5 million compared with $57.0 million for the prior year, an increase of $3.5 million, or 6.1%, due primarily to a $4.5 million increase in total interest and dividend income, offset by a $1.0 million increase in total interest expense.  The increase in total interest and dividend income was due primarily to increases in interest and fees of $5.0 million from loans and interest income of $0.2 million from interest-earning deposits, while interest and dividend income from securities decreased $0.7 million, compared to the prior year.  The increase in total interest expense was due primarily to increases in interest expense of $1.2 million on deposits and $0.2 million on borrowed funds, while interest expense on securities sold under agreements to repurchase decreased $0.3 million, compared to the prior year.  Fully taxable equivalent net interest margin was 3.72% in 2018, compared with 3.56% for the prior year.  Average interest-earning assets increased $14.9 million in 2018 compared to the prior year.  The average yield on interest-earning assets increased 21 basis points, while the average cost of interest-bearing liabilities increased nine basis points, as compared to the prior year.  The increase in interest and dividend income in 2018 was due primarily to a $61.6 million increase in the average balance of commercial loans, primarily commercial mortgages, along with a 22 basis points increase in the average yield on commercial loans, and a $14.3 million increase in the average balance of consumer loans, compared to the prior year.  The increase in interest expense in 2018 was due primarily to an increase in interest rates on interest-bearing deposit accounts, including promotional interest rates on time deposits, offset by a 41 basis points decrease in the average cost on borrowed funds, as compared to the prior year.

Non-Interest Income:

Non-interest income for the year ended December 31, 2018 was $23.1 million compared with $20.5 million for the prior year, an increase of $2.6 million, or 12.6%.  The increase was due primarily to increases of $1.9 million in the fair value of equity investments, $0.5 million in Wealth Management Group fee (“WMG”) income, and $0.3 million in interchange revenue from debit card transactions, offset by a $0.2 million decrease in service charges on deposits accounts.  The increase in the fair value of equity investments was due primarily to the $2.1 million increase in the fair value of Visa Class B shares.  Subsequent to the change in fair value, the Visa Class B shares were sold during the third quarter of 2018.  The increase in WMG fee income can be attributed to an increase in average assets under management or administration throughout the year.  The increase in interchange revenue from debit card transactions was related to an increase in the volume of transactions.  The decrease in service charges on deposits can be attributed to a decline in overdraft fee income.

Non-Interest Expense:

Non-interest expense for the year ended December 31, 2018 was $56.8 million compared with $53.8 million for the prior year, an increase of $3.0 million, or 5.6%.  The increase was due primarily to increases of $0.8 million in salaries and wages, $0.3 million in net occupancy expenses, $0.5 million in data processing expenses, $0.4 million in professional services, $0.4 million in marketing and advertising expenses and $0.3 million in other real estate owned expenses, and a $0.6 million decrease in other components of net periodic pension and postretirement benefits, due primarily to a $0.8 million charge related to a lump sum settlement to terminated, vested employees.  These items were offset by a decrease of $0.3 million in furniture and equipment expenses.  The increase in salaries and wages can be attributed to annual merit increases and an increase in headcount with two denovo branches which opened in 2018.  The increase in net occupancy and data processing expenses can also be attributed to the two new branches, along with the timing of various projects.  The increase in other real estate owned expenses can be attributed to additional OREO properties acquired during 2017 and 2018.

Income Tax Expense:

Income tax expense for 2018 was $4.0 million compared with $7.3 million for the prior year, a decrease of $3.3 million, or 44.8%.  The effective tax rate for 2018 decreased to 17.0% compared with 49.4% for the prior year.  The decreases in income tax expense and effective tax rate can be attributed to a tax benefit of $0.4 million recorded in December 2018 and to the estimated $2.9 million one-time net deferred tax revaluation recorded in December 2017, both due to the enactment of the Tax Cuts and Jobs Act of 2017 (the “TCJ Act”).  The effective tax rates for the years ended December 31, 2018 and   2017, excluding the tax benefit and one-time net deferred tax revaluation, were 18.8%1 and 29.5%2, respectively.  Additionally, the Corporation increased income generated from CCTC Funding Corp., a real estate investment trust subsidiary of the Bank, reducing the Corporation’s state income tax expense.

1 ($4,009 income tax expense + $445 revaluation of net deferred tax expense) / $23,635income before income tax expense.
2 ($7,262 income tax expense - $2,927 revaluation of net deferred tax expense) / $14,692 income before income tax expense.

4th Quarter 2018 vs 4th Quarter 2017

Net Interest Income:

Net interest income for the current quarter totaled $15.5 million compared with $14.8 million for the same period in the prior year, an increase of $0.7 million, or 4.8%, due primarily to a $1.3 million increase in total interest and dividend income, offset by a $0.6 million increase in total interest expense.  Interest and fees from loans increased $1.1 million and interest from interest-earning deposits increased $0.5 million, while interest and dividends from investments decreased $0.3 million in the fourth quarter of 2018 as compared to the same period in the prior year.  Interest expense on deposits increased $0.8 million, while interest expense on securities sold under agreements to repurchase decreased $0.1 million and interest expense on borrowed funds decreased $0.1 million in the fourth quarter of 2018 when compared to the same period in the prior year.  Fully taxable equivalent net interest margin was 3.68% in the fourth quarter of 2018, compared with 3.63% for the same period in the prior year.  Average interest-earning assets increased $41.0 million in the fourth quarter of 2018, compared to the same period in the prior year.  The average yield on interest-earning assets increased 19 basis points, while the average cost of interest-bearing liabilities increased 22 basis points in the fourth quarter of 2018, compared to the same period in the prior year.  The increase in interest and dividend income for the current quarter can be mostly attributed to a 34 basis points increase in average yield on commercial loans, along with a $25.7 million increase in the average balance of commercial loans, primarily commercial real estate, and a $78.3 million increase in the average balance of interest-earning deposits, compared to the same period in the prior year.  The increase in interest expense for the current quarter can be mostly attributed to an increase in interest rates on interest-bearing deposit accounts, including promotional interest rates on time deposits.

Non-Interest Income:

Non-interest income for the current quarter was $4.9 million compared with $5.5 million for the same period in the prior year, a decrease of $0.6 million, or 10.3%.  The decrease was due primarily to a decrease in the fair market value of equity investments of $0.2 million, as well as a decrease in other non-interest income of $0.3 million.  The decrease in other non-interest income was due primarily to decreases is CFS fee income, swap fees, off balance sheet sweep account fees and rental income from other real estate owned.

Non-Interest Expense:

Non-interest expense for the current quarter was $14.2 million compared with $13.1 million for the same period in the prior year, an increase of $1.1 million, or 8.3%.  The increase was due primarily to an expense of $0.5 million, compared with a credit of $0.3 million for the same period in the prior year in other components of net periodic pension and postretirement benefits due to recording a $0.8 million charge related to a lump sum settlement to terminated, vested employees. Additionally, there were increases of $0.2 million in marketing and advertising and $0.1 million in net occupancy. The increase in marketing and advertising can be attributed to the timing of external advertising campaigns.  The increases in net occupancy can be attributed to two denovo branches which opened in 2018, along with the timing of various projects.

Income Tax Expense:

The Corporation recognized a $5.5 million increase in income before income tax expense for the quarter, when compared to the same period in the prior year, however, income tax expense for the current quarter was $0.7 million compared with $3.0 million for the same period in the prior year, a decrease of $2.4 million, or 78.1%.  The decrease in income tax expense can be attributed to a tax benefit of $0.4 million recorded in December 2018 and to the estimated $2.9 million one-time net deferred tax revaluation recorded in December 2017, both due to the enactment of the TCJ Act.  These items were offset by the additional income tax expense related to the increase in income before income tax expense.

4th Quarter 2018 vs 3rd Quarter 2018

Net Interest Income:

Net interest income for the current quarter totaled $15.5 million compared with $15.1 million for the prior quarter, an increase of $0.4 million, or 2.7%, due primarily to a $0.7 million increase in total interest and dividend income, offset by a $0.3 million increase in total interest expense.  Total interest and dividend income increased due primarily to increases of $0.3 million in interest and fees from loans and $0.6 million in interest from interest-earning deposits, offset by a decrease of $0.1 million in interest and dividends from taxable securities.  Interest expense on deposits increased $0.5 million, while interest expense on borrowed funds decreased $0.2 million.  Fully taxable equivalent net interest margin was 3.68% in the fourth quarter of 2018, compared with 3.71% for the prior quarter.  Average interest-earning assets increased $55.1 million in the fourth quarter of 2018, compared to the prior quarter.  The average yield on interest-earning assets increased five basis points, while the average cost of interest-bearing liabilities increased eleven basis points in the fourth quarter of 2018, compared to the prior quarter.  The increase in total interest and dividend income for the current quarter can be mostly attributed to an 18 basis points increase in the average yield on total loans and a $93.5 million increase in the average balance of interest-earning deposits, along with an 18 basis points increase in the average yield on interest-earning deposits, compared to the prior quarter.  These items were partially offset by decreases of $23.5 million in the average balance of total loans and $15.5 million in the average balance of taxable securities, compared to the prior quarter.  The decrease in the average balance of total loans was due to decreases of $10.0 million in the average balance of commercial loans, $5.4 million in the average balance of residential mortgage loans and $8.1 million in the average balance of consumer loans.  The increase in interest expense for the current quarter can be mostly attributed to an increase in interest rates on interest-bearing deposit accounts, including promotional interest rates on time deposits, partially offset by a decrease of $28.9 million in the average balance of borrowed funds.

Non-Interest Income:

Non-interest income for the current quarter was $4.9 million compared with $7.4 million for the prior quarter, a decrease of $2.5 million, or 33.7%.  The decrease in non-interest income was due primarily to a $2.1 million increase in the fair value of Visa Class B shares during the third quarter of 2018, and a decrease of $0.2 million in WMG fee income.  The decline in WMG fee income is due primarily to a decrease in the market value of total assets under management or administration.

Non-Interest Expense:

Non-interest expense for the current quarter was $14.2 million compared with $13.4 million for the prior quarter, an increase of $0.8 million, or 5.8%.  The increase can be mostly attributed to a reduction in other components of net periodic pension and postretirement benefits, due to a $0.8 million charge related to the lump sum settlement to terminated, vested employees, and increases of $0.2 million in professional services and $0.2 million in marketing and advertising expenses, offset by decreases of $0.3 million in salaries and wages and $0.2 million in pension and other employee benefits.  The decrease in salaries and wages can be attributed to reductions in year-end bonus accruals and deferred compensation, along with an increase in open positions.  The decrease in pension and other employee benefits can be attributed to lower payroll taxes and health care claims.  The increase in professional services, and marketing and advertising expenses was related to the timing of various projects.

Income Tax Expense:

Income tax expense for the current quarter was $0.7 million compared with $1.8 million for the prior quarter, a decrease of $1.1 million, or 63.4%.  The decrease in income tax expense can be attributed to a tax benefit of $0.4 million recorded in December 2018, due to the enactment of the TCJ Act, and a $2.3 million decrease in income before income tax expense for the fourth quarter of 2018, when compared to the prior quarter.

Asset Quality

Non-performing loans totaled $12.3 million at December 31, 2018, or 0.93% of total loans, compared with $17.3 million at December 31, 2017, or 1.32% of total loans.  Non-performing assets, which are comprised of non-performing loans and other real estate owned, were $12.8 million, or 0.73% of total assets, at December 31, 2018, compared with $19.3 million, or 1.13% of total assets, at December 31, 2017. The decline in non-performing loans can be mostly attributed to the charge-off of multiple large commercial loans to one borrower for $3.6 million during the second quarter of 2018, along with decreases in non-performing loans in the commercial mortgage, residential mortgage and consumer loan portfolios.  The decline in non-performing assets can be mostly attributed to the charge-off of multiple large commercial loans to one borrower for $3.6 million and the sale of multiple other real estate owned properties during 2018.

Management performs an ongoing assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, credit quality of the loan portfolio, current economic conditions and loan growth.  Based on this analysis, the provision for loan losses for the fourth quarter of 2018 was a credit of $0.2 million, a decrease of $6.5 million compared with the same period in the prior year.  The decrease in the provision for loan losses was due primarily to recording a provision for two commercial loans, one for $3.6 million and one for $1.4 million, in 2017.  Net charge-offs for the fourth quarter of 2018 were $0.5 million, compared with $0.8 million for the fourth quarter of 2017.

The allowance for loan losses was $18.9 million at December 31, 2018 compared with $21.2 million at December 31, 2017.  The allowance for loan losses was 154.59% of non-performing loans at December 31, 2018 compared with 122.14% at December 31, 2017.  The ratio of the allowance for loan losses to total loans was 1.44% at December 31, 2018 compared with 1.61% at December 31, 2017.

Balance Sheet Activity

Total assets were $1.755 billion at December 31, 2018 compared with $1.708 billion at December 31, 2017, an increase of $47.7 million, or 2.8%.  The increase can be mostly attributed to an increase of $99.2 million in cash and cash equivalents and a $2.2 million decrease in the allowance for loan losses.  These items were offset by a decrease of $52.4 million in total investment securities.

The increase in cash and cash equivalents was due to changes in securities, loans, deposits, and borrowings.  Total loans remained level with the prior year, however, changes included increases of $16.1 million in commercial mortgages and $4.6 million in commercial and agricultural loans, offset by decreases of $11.7 million in residential mortgages, $3.7 million in indirect consumer loans and $5.2 million in other consumer loans.  The decrease in securities available for sale can be mostly attributed to pay-downs, maturities, and a decrease in fair value related to an increase in interest rates.

Total liabilities were $1.590 billion at December 31, 2018 compared with $1.558 billion at December 31, 2017, an increase of $32.5 million or 2.1%.  Deposits totaled $1.569 billion at December 31, 2018 compared with $1.467 billion at December 31, 2017, an increase of $101.8 million, or 6.9%.  The growth was attributable to increases of $16.8 million in non-interest bearing demand deposits accounts, $30.6 million in interest-bearing demand deposit accounts, $24.2 million in money market accounts, and $31.9 million in time deposits, due to a rate promotion, offset by a decrease of $1.6 million in savings accounts.  The increase in interest-bearing demand deposit accounts was mainly attributable to the Bank converting its off balance sheet sweep agreement accounts into interest-bearing demand deposit accounts during 2018 which resulted in the onboarding of approximately $30.0 million in deposits.  FHLB advances and other debt totaled $4.3 million at December 31, 2018 compared with $64.2 million at December 31, 2017, a decrease of $59.9 million, or 93.3%.  The decline in FHLB advances can be attributed to an increase in deposits and decline in securities.

Total shareholders’ equity was $165.0 million at December 31, 2018 compared with $149.8 million at December 31, 2017, an increase of $15.2 million, or 10.1%.  The increase in retained earnings of $14.7 million was due primarily to earnings of $19.6 million, offset by $5.0 million in dividends declared.  The increase in accumulated other comprehensive loss of $1.1 million can be mostly attributed to the decline in the fair market value of the securities portfolio.  Also, treasury stock decreased $1.8 million, due to the issuance of shares to the Corporation’s employee benefit stock plans and directors’ stock plans.

The total equity to total assets ratio was 9.40% at December 31, 2018 compared with 8.77% at December 31, 2017.  The tangible equity to tangible assets ratio was 8.19% at December 31, 2018 compared with 7.48% at December 31, 2017.  Book value per share increased to $33.99 at December 31, 2018 from $31.10 at December 31, 2017.  As of December 31, 2018, the Bank’s capital ratios were in excess of those required to be considered well-capitalized under the regulatory framework for prompt corrective action.

Other Items

The market value of total assets under management or administration in our Wealth Management Group was $1.768 billion at December 31, 2018, including $283.0 million of assets under management or administration for the Corporation, compared to $1.952 billion at December 31, 2017, including $346.8 million of assets under management or administration for the Corporation, a decrease of $183.4 million, or 9.4%.  The decline in total assets under management or administration can be mostly attributed to decreases in the market value of total assets, and the Corporation’s pledged securities portfolio for municipal deposits, which were held by its Wealth Management Group.

About Chemung Financial Corporation

Chemung Financial Corporation is a $1.8 billion financial services holding company headquartered in Elmira, New York and operates 34 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full service community bank with trust powers.  Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State.  Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance, and Chemung Risk Management, Inc., a captive insurance company based in the State of Nevada.

This press release may be found at: www.chemungcanal.com under Investor Relations.

Forward-Looking Statements:

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and the Private Securities Litigation Reform Act of 1995.  The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in this press release.  All statements regarding the Corporation's expected financial position and operating results, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements.  These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend."  The Corporation cannot promise that its expectations in such forward-looking statements will turn out to be correct.  The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, difficulties in managing the Corporation’s growth, competition, changes in law or the regulatory environment, including the Dodd-Frank Act, and changes in general business and economic trends.  Information concerning these and other factors can be found in the Corporation’s periodic filings with the Securities and Exchange Commission (“SEC”), including the 2017 Annual Report on Form 10-K.  These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http://www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746.  Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

Chemung Financial Corporation
Consolidated Balance Sheets (Unaudited)
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
(in thousands)	2018	2018	2018	2018	2017
ASSETS
Cash and due from financial institutions	$33,040	$31,831	$30,837	$25,473	$27,966
Interest-earning deposits in other financial institutions	96,932	82,081	3,978	5,531	2,763
Total cash and cash equivalents	129,972	113,912	34,815	31,004	30,729

Equity investments	1,909	1,987	2,112	2,154	2,337

Securities available for sale	242,258	246,473	265,157	278,984	293,091
Securities held to maturity	4,875	4,203	3,806	3,640	3,781
FHLB and FRB stocks, at cost	3,138	3,138	5,816	3,097	5,784
Total investment securities	250,271	253,814	274,779	285,721	302,656

Commercial	864,024	857,954	860,209	848,075	843,337
Mortgage	182,724	188,636	193,423	194,600	194,440
Consumer	265,158	274,048	280,812	277,236	274,047
Loans, net of deferred loan fees	1,311,906	1,320,638	1,334,444	1,319,911	1,311,824
Allowance for loan losses	(18,944)	(19,635)	(19,645)	(21,390)	(21,161)
Loans, net	1,292,962	1,301,003	1,314,799	1,298,521	1,290,663

Loans held for sale	502	1,715	684	190	542
Premises and equipment, net	24,980	25,514	26,049	26,136	26,657
Goodwill	21,824	21,824	21,824	21,824	21,824
Other intangible assets, net	1,351	1,527	1,709	1,891	2,085
Accrued interest receivable and other assets	31,572	32,568	33,395	32,513	30,127
Total assets	$1,755,343	$1,753,864	$1,710,166	$1,699,954	$1,707,620

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand deposits	$484,433	$469,887	$462,233	$460,271	$467,610
Interest-bearing demand deposits	179,603	211,099	125,867	144,707	149,026
Money market accounts	537,948	532,489	522,328	574,075	513,782
Savings deposits	217,027	217,621	222,387	222,700	218,666
Time deposits	150,226	144,901	146,094	116,447	118,362
Total deposits	1,569,237	1,575,997	1,478,909	1,518,200	1,467,446

Securities sold under agreements to repurchase	-	-	-	10,000	10,000
FHLB advances and other debt	4,304	4,358	63,361	4,464	64,217
Accrued interest payable and other liabilities	16,773	17,010	16,116	17,028	16,144
Total liabilities	1,590,314	1,597,365	1,558,386	1,549,692	1,557,807

Shareholders' equity
Common stock	53	53	53	53	53
Additional-paid-in capital	45,820	46,006	45,873	46,404	45,967
Retained earnings	143,129	138,654	132,973	131,694	128,453
Treasury stock, at cost	(12,562)	(12,927)	(12,998)	(14,053)	(14,320)
Accumulated other comprehensive loss	(11,411)	(15,287)	(14,121)	(13,836)	(10,340)
Total shareholders' equity	165,029	156,499	151,780	150,262	149,813
Total liabilities and shareholders' equity	$1,755,343	$1,753,864	$1,710,166	$1,699,954	$1,707,620

Period-end shares outstanding	4,855	4,837	4,831	4,824	4,817

Chemung Financial Corporation
Consolidated Statements of Income (Unaudited)
	Three Months Ended			Twelve Months Ended
	December 31,		Percent	December 31,		Percent
(in thousands, except per share data)	2018	2017	Change	2018	2017	Change
Interest and dividend income:
Loans, including fees	$14,910	$13,815	7.9	$57,840	$52,840	9.5
Taxable securities	1,051	1,314	(20.0)	4,804	5,503	(12.7)
Tax exempt securities	278	313	(11.2)	1,153	1,149	0.3
Interest-earning deposits	640	118	442.4	756	563	34.3
Total interest and dividend income	16,879	15,560	8.5	64,553	60,055	7.5

Interest expense:
Deposits	1,356	536	153.0	3,323	2,168	53.3
Securities sold under agreements to repurchase	-	95	(100.0)	137	478	(71.3)
Borrowed funds	39	149	(73.8)	613	422	45.3
Total interest expense	1,395	780	78.8	4,073	3,068	32.8

Net interest income	15,484	14,780	4.8	60,480	56,987	6.1
Provision (credit) for loan losses	(218)	6,272	(103.5)	3,153	9,022	(65.1)
Net interest income after provision (credit) for loan losses	15,702	8,508	84.6	57,327	47,965	19.5

Non-interest income:
Wealth management group fee income	2,222	2,279	(2.5)	9,317	8,804	5.8
Service charges on deposit accounts	1,188	1,283	(7.4)	4,727	4,961	(4.7)
Interchange revenue from debit card transactions	1,027	952	7.9	4,040	3,761	7.4
Net gains on securities transactions	-	97	(100.0)	-	109	(100.0)
Change in fair value of equity investments	(161)	41	(492.7)	2,004	137	1362.8
Net gains on sales of loans held for sale	167	67	149.3	351	260	35.0
Net gains (losses) on sales of other real estate owned	(29)	-	N/M	90	38	136.8
Income from bank owned life insurance	16	18	(11.1)	66	70	(5.7)
Other	463	719	(35.6)	2,479	2,351	5.4
Total non-interest income	4,893	5,456	(10.3)	23,074	20,491	12.6

Non-interest expense:
Salaries and wages	5,353	5,299	1.0	22,322	21,476	3.9
Pension and other employee benefits	1,086	1,192	(8.9)	5,524	5,608	(1.5)
Other components of net periodic pension and postretirement benefits	454	(333)	N/M	(770)	(1,332)	(42.2)
Net occupancy	1,628	1,479	10.1	6,550	6,263	4.6
Furniture and equipment	609	709	(14.1)	2,550	2,828	(9.8)
Data processing	1,709	1,681	1.7	6,997	6,539	7.0
Professional services	642	605	6.1	2,169	1,774	22.3
Legal accruals and settlements	-	-	N/M	989	850	16.4
Amortization of intangible assets	176	207	(15.0)	734	860	(14.7)
Marketing and advertising	365	214	70.6	1,181	794	48.7
Other real estate owned expense	101	75	34.7	422	110	283.6
FDIC insurance	261	290	(10.0)	1,142	1,236	(7.6)
Loan expense	248	247	0.4	863	694	24.4
Other	1,573	1,446	8.8	6,093	6,064	0.5
Total non-interest expense	14,205	13,111	8.3	56,766	53,764	5.6

Income before income tax expense	6,390	853	649.1	23,635	14,692	60.9
Income tax expense	660	3,012	(78.1)	4,009	7,262	(44.8)
Net income (loss)	$5,730	$(2,159)	N/M	$19,626	$7,430	164.1

Basic and diluted earnings per share	$1.18	$(0.45)		$4.06	$1.55
Cash dividends declared per share	0.26	0.26		1.04	1.04
Average basic and diluted shares outstanding	4,843	4,809		4,832	4,800

Chemung Financial Corporation
Consolidated Financial Highlights (Unaudited)
						As of or for the
	As of or for the Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except per share data)	2018	2018	2018	2018	2017	2018	2017
RESULTS OF OPERATIONS
Interest income	$16,879	$16,136	$15,869	$15,669	$15,560	$64,553	$60,055
Interest expense	1,395	1,057	852	769	780	4,073	3,068
Net interest income	15,484	15,079	15,017	14,900	14,780	60,480	56,987
Provision (credit) for loan losses	(218)	300	2,362	709	6,272	3,153	9,022
Net interest income after provision (credit) for loan losses	15,702	14,779	12,655	14,191	8,508	57,327	47,965
Non-interest income	4,893	7,381	5,325	5,475	5,456	23,074	20,491
Non-interest expense	14,205	13,428	14,967	14,166	13,111	56,766	53,764
Income before income tax expense	6,390	8,732	3,013	5,500	853	23,635	14,692
Income tax expense	660	1,802	486	1,061	3,012	4,009	7,262
Net income (loss)	$5,730	$6,930	$2,527	$4,439	$(2,159)	$19,626	$7,430

Basic and diluted earnings per share	$1.18	$1.43	$0.52	$0.92	$(0.45)	$4.06	$1.55
Average basic and diluted shares outstanding	4,843	4,834	4,828	4,822	4,809	4,832	4,800

PERFORMANCE RATIOS
Return on average assets	1.29%	1.61%	0.59%	1.06%	(0.50)%	1.14%	0.43%
Return on average equity	14.29%	17.81%	6.70%	11.96%	(5.53)%	12.76%	4.91%
Return on average tangible equity (a)	16.74%	21.01%	7.94%	14.21%	(6.55)%	15.07%	5.85%
Efficiency ratio (unadjusted) (f)	69.71%	59.79%	73.58%	69.53%	64.79%	67.94%	69.39%
Efficiency ratio (adjusted) (a) (b)	68.49%	64.72%	67.47%	68.21%	63.43%	67.22%	66.60%
Non-interest expense to average assets	3.21%	3.13%	3.52%	3.37%	3.01%	3.31%	3.14%
Loans to deposits	83.60%	83.80%	90.23%	86.94%	89.40%	83.60%	89.40%

YIELDS / RATES - Fully Taxable Equivalent
Yield on loans	4.54%	4.36%	4.33%	4.34%	4.26%	4.39%	4.24%
Yield on investments	2.16%	2.18%	2.21%	2.22%	2.15%	2.19%	2.08%
Yield on interest-earning assets	4.01%	3.96%	3.94%	3.94%	3.82%	3.96%	3.75%
Cost of interest-bearing deposits	0.48%	0.33%	0.24%	0.20%	0.20%	0.31%	0.20%
Cost of borrowings	3.58%	2.38%	2.41%	2.23%	2.42%	2.37%	2.78%
Cost of interest-bearing liabilities	0.50%	0.39%	0.32%	0.29%	0.28%	0.37%	0.28%
Interest rate spread	3.51%	3.57%	3.62%	3.65%	3.54%	3.59%	3.47%
Net interest margin, fully taxable equivalent	3.68%	3.71%	3.73%	3.75%	3.63%	3.72%	3.56%

CAPITAL
Total equity to total assets at end of period	9.40%	8.92%	8.88%	8.84%	8.77%	9.40%	8.77%
Tangible equity to tangible assets at end of period (a)	8.19%	7.69%	7.60%	7.55%	7.48%	8.19%	7.48%

Book value per share	$33.99	$32.35	$31.42	$31.16	$31.10	$33.99	$31.10
Tangible book value per share (a)	29.22	27.53	26.55	26.24	26.14	29.22	26.14
Period-end market value per share	41.31	42.43	50.11	46.47	48.10	41.31	48.10
Dividends declared per share	0.26	0.26	0.26	0.26	0.26	1.04	1.04

AVERAGE BALANCES
Loans and loans held for sale (c)	$1,306,556	$1,330,071	$1,328,386	$1,315,207	$1,291,414	$1,320,059	$1,251,225
Interest earning assets	1,680,269	1,625,132	1,625,591	1,623,748	1,639,257	1,638,803	1,623,948
Total assets	1,756,765	1,704,721	1,703,722	1,703,047	1,727,616	1,716,992	1,713,233
Deposits	1,576,629	1,501,082	1,495,410	1,488,708	1,516,390	1,515,658	1,514,457
Total equity	159,032	154,331	151,216	150,495	154,767	153,793	151,229
Tangible equity (a)	135,766	130,891	127,591	126,665	130,759	130,256	126,902

ASSET QUALITY
Net charge-offs	$472	$310	$4,107	$480	$805	$5,369	$2,114
Non-performing loans (d)	12,254	12,629	12,790	17,280	17,324	12,254	17,324
Non-performing assets (e)	12,828	13,356	13,676	19,113	19,264	12,828	19,264
Allowance for loan losses	18,944	19,635	19,645	21,390	21,161	18,944	21,161

Annualized net charge-offs to average loans	0.14%	0.09%	1.24%	0.15%	0.25%	0.41%	0.17%
Non-performing loans to total loans	0.93%	0.96%	0.96%	1.31%	1.32%	0.93%	1.32%
Non-performing assets to total assets	0.73%	0.76%	0.80%	1.12%	1.13%	0.73%	1.13%
Allowance for loan losses to total loans	1.44%	1.49%	1.47%	1.62%	1.61%	1.44%	1.61%
Allowance for loan losses to non-performing loans	154.59%	155.48%	153.60%	123.78%	122.14%	154.59%	122.14%

(a) See the GAAP to Non-GAAP reconciliations.
(b) Efficiency ratio (adjusted) is non-interest expense less amortization of intangible assets less legal reserve divided by the total of fully taxable equivalent net interest income plus non-interest income less net gains or losses on securities transactions.
(c) Loans and loans held for sale do not reflect the allowance for loan losses.
(d) Non-performing loans include non-accrual loans only.
(e) Non-performing assets include non-performing loans plus other real estate owned.
(f) Efficiency ratio (unadjusted) is non-interest expense divided by the total of net interest income plus non-interest income.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Three Months Ended December 31, 2018			Three Months Ended December 31, 2017			Three Months Ended December 31, 2018 vs. 2017
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate

Interest earning assets:
Commercial loans	$851,484	$10,203	4.75%	$825,773	$9,170	4.41%	$1,033	$297	$736
Mortgage loans	186,116	1,762	3.76%	196,283	1,825	3.69%	(63)	(97)	34
Consumer loans	268,956	2,982	4.40%	269,358	2,882	4.24%	100	(4)	104
Taxable securities	215,883	1,057	1.94%	261,395	1,316	2.00%	(259)	(220)	(39)
Tax-exempt securities	48,860	340	2.76%	55,822	455	3.23%	(115)	(53)	(62)
Interest-earning deposits	108,970	640	2.33%	30,626	118	1.53%	522	433	89
Total interest earning assets	1,680,269	16,984	4.01%	1,639,257	15,766	3.82%	1,218	356	862

Non- interest earnings assets:
Cash and due from banks	26,424			26,275
Premises and equipment, net	25,382			27,130
Other assets	54,968			53,568
Allowance for loan losses	(19,806)			(15,660)
AFS valuation allowance	(10,472)			(2,954)
Total assets	$1,756,765			$1,727,616

Interest-bearing liabilities:
Interest-bearing checking	$194,639	$224	0.46%	$153,869	$37	0.10%	187	12	175
Savings and money market	768,656	738	0.38%	792,266	398	0.20%	340	(12)	352
Time deposits	147,327	394	1.06%	121,472	101	0.33%	293	26	267
FHLB advances and repos	4,327	39	3.58%	40,034	244	2.42%	(205)	(286)	81
Total int.-bearing liabilities	1,114,949	1,395	0.50%	1,107,641	780	0.28%	615	(260)	875

Non-interest-bearing liabilities:
Demand deposits	466,007			448,783
Other liabilities	16,777			16,425
Total liabilities	1,597,733			1,572,849
Shareholders' equity	159,032			154,767
Total liabilities and shareholders' equity	$1,756,765			$1,727,616

Fully taxable equivalent net interest income		15,589			14,986		$603	$616	$(13)
Net interest rate spread (1)			3.51%			3.54%
Net interest margin, fully taxable equivalent (2)			3.68%			3.63%
Taxable equivalent adjustment		(105)			(206)
Net interest income		$15,484			$14,780

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

AVERAGE CONSOLIDATED BALANCE SHEETS & NET INTEREST INCOME ANALYSIS AND RATE/VOLUME ANALYSIS OF NET INTEREST INCOME

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Twelve Months Ended December 31, 2018			Twelve Months Ended December 31, 2017			Twelve Months Ended December 31, 2018 vs. 2017
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate

Interest earning assets:
Commercial loans	$853,240	$39,166	4.59%	$791,627	$34,596	4.37%	$4,570	$2,775	$1,795
Mortgage loans	191,668	7,197	3.75%	198,783	7,541	3.79%	(344)	(265)	(79)
Consumer loans	275,151	11,625	4.22%	260,815	10,964	4.20%	661	608	53
Taxable securities	234,407	4,815	2.05%	270,168	5,510	2.04%	(695)	(722)	27
Tax-exempt securities	51,036	1,414	2.77%	52,227	1,669	3.20%	(255)	(37)	(218)
Interest-earning deposits	33,301	756	2.27%	50,328	563	1.12%	193	(239)	432
Total interest earning assets	1,638,803	64,973	3.96%	1,623,948	60,843	3.75%	4,130	2,120	2,010

Non-interest earnings assets:
Cash and due from banks	27,122			25,663
Premises and equipment, net	26,024			27,936
Other assets	54,831			53,883
Allowance for loan losses	(20,534)			(15,066)
AFS valuation allowance	(9,254)			(3,131)
Total assets	$1,716,992			$1,713,233

Interest-bearing liabilities:
Interest-bearing checking	$156,432	$365	0.23%	$146,999	$135	0.09%	$230	$9	$221
Savings and money market	764,420	2,044	0.27%	800,070	1,566	0.20%	478	(72)	550
Time deposits	134,837	914	0.68%	132,607	467	0.35%	447	8	439
FHLB advances and repos	31,590	750	2.37%	32,350	900	2.78%	(150)	(20)	(130)
Total int.-bearing liabilities	1,087,279	4,073	0.37%	1,112,026	3,068	0.28%	1,005	(75)	1,080

Non-interest-bearing liabilities:
Demand deposits	459,969			434,781
Other liabilities	15,951			15,197
Total liabilities	1,563,199			1,562,004
Shareholders' equity	153,793			151,229
Total liabilities and shareholders' equity	$1,716,992			$1,713,233

Fully taxable equivalent net interest income		60,900			57,775		$3,125	$2,195	$930
Net interest rate spread (1)			3.59%			3.47%
Net interest margin, fully taxable equivalent (2)			3.72%			3.56%
Taxable equivalent adjustment		(420)			(788)
Net interest income		$60,480			$56,987

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation

GAAP to Non-GAAP Reconciliations (Unaudited)

The Corporation prepares its Consolidated Financial Statements in accordance with GAAP.  See the Corporation’s unaudited consolidated balance sheets and statements of income contained within this press release. That presentation provides the reader with an understanding of the Corporation’s results that can be tracked consistently from period-to-period and enables a comparison of the Corporation’s performance with other companies’ GAAP financial statements.

In addition to analyzing the Corporation’s results on a reported basis, management uses certain non-GAAP financial measures, because it believes these non-GAAP financial measures provide information to investors about the underlying operational performance and trends of the Corporation and, therefore, facilitate a comparison of the Corporation with the performance of its competitors. Non-GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies.

The SEC has adopted Regulation G, which applies to all public disclosures, including earnings releases, made by registered companies that contain “non-GAAP financial measures.”  Under Regulation G, companies making public disclosures containing non-GAAP financial measures must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure and a statement of the Corporation’s reasons for utilizing the non-GAAP financial measure as part of its financial disclosures.  The SEC has exempted from the definition of “non-GAAP financial measures” certain commonly used financial measures that are not based on GAAP.  When these exempted measures are included in public disclosures, supplemental information is not required.  The following measures used in this Report, which are commonly utilized by financial institutions, have not been specifically exempted by the SEC and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules, although we are unable to state with certainty that the SEC would so regard them.

Fully Taxable Equivalent Net Interest Income and Net Interest Margin

Net interest income is commonly presented on a tax-equivalent basis.  That is, to the extent that some component of the institution's net interest income, which is presented on a before-tax basis, is exempt from taxation (e.g., is received by the institution as a result of its holdings of state or municipal obligations), an amount equal to the tax benefit derived from that component is added to the actual before-tax net interest income total.  This adjustment is considered helpful in comparing one financial institution's net interest income to that of other institutions or in analyzing any institution’s net interest income trend line over time, to correct any analytical distortion that might otherwise arise from the fact that financial institutions vary widely in the proportions of their portfolios that are invested in tax-exempt securities, and that even a single institution may significantly alter over time the proportion of its own portfolio that is invested in tax-exempt obligations.  Moreover, net interest income is itself a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average interest-earning assets.  For purposes of this measure as well, fully taxable equivalent net interest income is generally used by financial institutions, as opposed to actual net interest income, again to provide a better basis of comparison from institution to institution and to better demonstrate a single institution’s performance over time.  The Corporation follows these practices.

						As of or for the
	As of or for the Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except per share data)	2018	2018	2018	2018	2017	2018	2017
NET INTEREST MARGIN - FULLY TAXABLE EQUIVALENT
Net interest income (GAAP)	$15,484	$15,079	$15,017	$14,900	$14,780	$60,480	$56,987
Fully taxable equivalent adjustment	105	99	106	110	206	420	788
Fully taxable equivalent net interest income (non-GAAP)	$15,589	$15,178	$15,123	$15,010	$14,986	$60,900	$57,775

Average interest-earning assets (GAAP)	$1,680,269	$1,625,132	$1,625,591	$1,623,748	$1,639,257	$1,638,803	$1,623,948

Net interest margin - fully taxable equivalent (non-GAAP)	3.68%	3.71%	3.73%	3.75%	3.63%	3.72%	3.56%

Efficiency Ratio

The unadjusted efficiency ratio is calculated as non-interest expense divided by total revenue (net interest income and non-interest income). The adjusted efficiency ratio is a non-GAAP financial measure which represents the Corporation’s ability to turn resources into revenue and is calculated as non-interest expense divided by total revenue (fully taxable equivalent net interest income and non-interest income), adjusted for one-time occurrences and amortization.  This measure is meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s productivity measured by the amount of revenue generated for each dollar spent.

						As of or for the
	As of or for the Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except per share data)	2018	2018	2018	2018	2017	2018	2017
EFFICIENCY RATIO
Net interest income (GAAP)	$15,484	$15,079	$15,017	$14,900	$14,780	$60,480	$56,987
Fully taxable equivalent adjustment	105	99	106	110	206	420	788
Fully taxable equivalent net interest income (non-GAAP)	$15,589	$15,178	$15,123	$15,010	$14,986	$60,900	$57,775

Non-interest income (GAAP)	$4,893	$7,381	$5,325	$5,475	$5,456	$23,074	$20,491
Less: changes in fair value of equity investments	-	(2,093)	-	-	-	(2,093)	-
Less: net (gains) losses on security transactions	-	-	-	-	(97)	-	(109)
Adjusted non-interest income (non-GAAP)	$4,893	$5,288	$5,325	$5,475	$5,359	$20,981	$20,382

Non-interest expense (GAAP)	$14,205	$13,428	$14,967	$14,166	$13,111	$56,766	$53,764
Less: amortization of intangible assets	(176)	(182)	(182)	(194)	(207)	(734)	(860)
Less: legal reserve	-	-	(989)	-	-	(989)	(850)
Adjusted non-interest expense (non-GAAP)	$14,029	$13,246	$13,796	$13,972	$12,904	$55,043	$52,054

Efficiency ratio (unadjusted)	69.71%	59.79%	73.58%	69.53%	64.79%	67.94%	69.39%
Efficiency ratio (adjusted)	68.49%	64.72%	67.47%	68.21%	63.43%	67.22%	66.60%

Tangible Equity and Tangible Assets (Period-End)

Tangible equity, tangible assets, and tangible book value per share are each non-GAAP financial measures. Tangible equity represents the Corporation’s stockholders’ equity, less goodwill and intangible assets.  Tangible assets represents the Corporation’s total assets, less goodwill and other intangible assets.  Tangible book value per share represents the Corporation’s equity divided by common shares at period-end.  These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

						As of or for the
	As of or for the Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except per share and ratio data)	2018	2018	2018	2018	2017	2018	2017
TANGIBLE EQUITY AND TANGIBLE ASSETS
(PERIOD END)
Total shareholders' equity (GAAP)	$165,029	$156,499	$151,780	$150,262	$149,813	$165,029	$149,813
Less: intangible assets	(23,175)	(23,351)	(23,533)	(23,715)	(23,909)	(23,175)	(23,909)
Tangible equity (non-GAAP)	$141,854	$133,148	$128,247	$126,547	$125,904	$141,854	$125,904

Total assets (GAAP)	$1,755,343	$1,753,864	$1,710,166	$1,699,954	$1,707,620	$1,755,343	$1,707,620
Less: intangible assets	(23,175)	(23,351)	(23,533)	(23,715)	(23,909)	(23,175)	(23,909)
Tangible assets (non-GAAP)	$1,732,168	$1,730,513	$1,686,633	$1,676,239	$1,683,711	$1,732,168	$1,683,711

Total equity to total assets at end of period (GAAP)	9.40%	8.92%	8.88%	8.84%	8.77%	9.40%	8.77%
Book value per share (GAAP)	$33.99	$32.35	$31.42	$31.16	$31.10	$33.99	$31.10

Tangible equity to tangible assets at end of period (non-GAAP)	8.19%	7.69%	7.60%	7.55%	7.48%	8.19%	7.48%
Tangible book value per share (non-GAAP)	$29.22	$27.53	$26.55	$26.24	$26.14	$29.22	$26.14

Tangible Equity (Average)

Average tangible equity and return on average tangible equity are each non-GAAP financial measures. Average tangible equity represents the Corporation’s average stockholders’ equity, less average goodwill and intangible assets for the period.  Return on average tangible equity measures the Corporation’s earnings as a percentage of average tangible equity.  These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

						As of or for the
	As of or for the Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except ratio data)	2018	2018	2018	2018	2017	2018	2017
TANGIBLE EQUITY (AVERAGE)
Total average shareholders' equity (GAAP)	$159,032	$154,331	$151,216	$150,495	$154,767	$153,793	$151,229
Less: average intangible assets	(23,266)	(23,440)	(23,625)	(23,830)	(24,008)	(23,537)	(24,327)
Average tangible equity (non-GAAP)	$135,766	$130,891	$127,591	$126,665	$130,759	$130,256	$126,902

Return on average equity (GAAP)	14.29%	17.81%	6.70%	11.96%	(5.53)%	12.76%	4.91%
Return on average tangible equity (non-GAAP)	16.74%	21.01%	7.94%	14.21%	(6.55)%	15.07%	5.85%

Adjustments for Certain Items of Income or Expense

In addition to disclosures of certain GAAP financial measures, including net income, EPS, ROA, and ROE, we may also provide comparative disclosures that adjust these GAAP financial measures for a particular period by removing from the calculation thereof the impact of certain transactions or other material items of income or expense occurring during the period, including certain nonrecurring items.  The Corporation believes that the resulting non-GAAP financial measures may improve an understanding of its results of operations by separating out any such transactions or items that may have had a disproportionate positive or negative impact on the Corporation’s financial results during the particular period in question. In the Corporation’s presentation of any such non-GAAP (adjusted) financial measures not specifically discussed in the preceding paragraphs, the Corporation supplies the supplemental financial information and explanations required under Regulation G.

						As of or for the
	As of or for the Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except per share and ratio data)	2018	2018	2018	2018	2017	2018	2017
NON-GAAP NET INCOME
Reported net income (GAAP)	$5,730	$6,930	$2,527	$4,439	$(2,159)	$19,626	$7,430
Net changes in fair value of investments (net of tax)	-	(1,559)	-	-	-	(1,559)	-
Net (gains) losses on security transactions (net of tax)	-	-	-	-	(60)	-	(68)
Legal reserve (net of tax)	-	-	737	-	-	737	528
Revaluation of net deferred tax asset	(445)	-	-	-	2,927	(445)	2,927
Net income (non-GAAP)	$5,285	$5,371	$3,264	$4,439	$708	$18,359	$10,817

Average basic and diluted shares outstanding	4,843	4,834	4,828	4,822	4,809	4,832	4,800

Reported basic and diluted earnings per share (GAAP)	$1.18	$1.43	$0.52	$0.92	$(0.45)	$4.06	$1.55
Reported return on average assets (GAAP)	1.29%	1.61%	0.59%	1.06%	(0.50)%	1.14%	0.43%
Reported return on average equity (GAAP)	14.29%	17.81%	6.70%	11.96%	(5.53)%	12.76%	4.91%

Basic and diluted earnings per share (non-GAAP)	$1.09	$1.11	$0.68	$0.92	$0.15	$3.80	$2.25
Return on average assets (non-GAAP)	1.19%	1.25%	0.77%	1.06%	0.16%	1.07%	0.63%
Return on average equity (non-GAAP)	13.18%	13.81%	8.66%	11.96%	1.81%	11.94%	7.15%

For further information contact:
Karl F. Krebs, EVP and CFO
kkrebs@chemungcanal.com
Phone:  607-737-3714